                                                                      Exhibit 21
                             MCDONALD'S CORPORATION

                         SUBSIDIARIES OF THE REGISTRANT



NAME OF SUBSIDIARY (STATE OR COUNTRY OF INCORPORATION)

DOMESTIC SUBSIDIARIES

McDonald's Australian Property Corporation (Delaware)
McDonald's Deutschland, Inc. (Delaware)
McDonald's Development Italy, Inc. (Delaware)
McDonald's Property Company Limited (Delaware)
McDonald's Restaurant Operations, Inc. (Delaware)
McDonald's System of France, Inc. (Delaware)
McDonald's Sistemas de Espana, Inc. (Delaware)
Restaurant Realty of Mexico, Inc. (Delaware)

FOREIGN SUBSIDIARIES

McDonald's Australia Limited (Australia)
McDonald's Properties (Australia) Pty., Ltd. (Australia)
Restco Comercio de Alimentos Ltda. (Brazil-Sao Paulo)
McDonald's Restaurants of Canada Limited (Canada)
McDonald's Danmark A/S (Denmark)
McDonald's Restaurants Limited (England)
McDonald's France, S.A. (France)
McDonald's GmbH (Germany)
McDonald's Immobilien GmbH (Germany)
McDonald's Restaurants Limited (Hong Kong)
Italian Restaurant Financing S.R.L. (Italy)
MDC Inmobiliaria de Mexico S.A. de C.V. (Mexico)
McDonald's Nederland B.V. (Netherlands)
McDonald's LLC (Russia)
McDonald's Restaurants (Swisse) S.A. (Switzerland)
McDonald's Restaurants (Taiwan) Co., Ltd. (Taiwan)
_______________________

The names of certain subsidiaries have been omitted as follows:
(a) 48 wholly-owned subsidiaries of the Company, each of which operates one or more McDonald's restaurants within the United States.
(b) Additional subsidiaries, including some foreign, other than those mentioned in (a), because considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.